SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*







                          Elite Information Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    111433108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]    Rule 13d-1(b)

        [X]    Rule 13d-1(c)

        [ ]    Rule 13d-1(d)






* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.         111433108
--------------------------------------------------------------------------------
    1) Names of Reporting Person

       S.S. or I.R.S. Identification No. of Above Person

       Tudor Investment Corporation
       -------------------------------------------------------------------------
       22-2514825
       -------------------------------------------------------------------------
--------------------------------------------------------------------------------
    2) Check the Appropriate Box if a Member of a Group (See Instructions)
       (a)
            --------------------------------------------------------------------
       (b)    X
            --------------------------------------------------------------------
--------------------------------------------------------------------------------
    3) SEC Use Only
                     -----------------------------------------------------------
--------------------------------------------------------------------------------
    4) Citizenship or Place of Organization           Delaware
                                            ------------------------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                  0
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power          502,789
Owned by Each              -----------------------------------------------------
Reporting Person           (7)  Sole Dispositive Power             0
With                       -----------------------------------------------------
                           (8)  Shared Dispositive Power     502,789
                           -----------------------------------------------------
--------------------------------------------------------------------------------
    9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                             502,789
--------------------------------------------------------------------------------
   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       (See Instructions)
--------------------------------------------------------------------------------
   11) Percent of Class Represented by Amount in Row 9            5.3%
--------------------------------------------------------------------------------
   12) Type of Reporting Person (See Instructions)                  CO
--------------------------------------------------------------------------------

CUSIP No.         111433108
--------------------------------------------------------------------------------
    1) Names of Reporting Person

       S.S. or I.R.S. Identification No. of Above Person

       Paul Tudor Jones, II
       -------------------------------------------------------------------------
--------------------------------------------------------------------------------
    2) Check the Appropriate Box if a Member of a Group (See Instructions)
       (a)
            --------------------------------------------------------------------
       (b)    X
            --------------------------------------------------------------------
--------------------------------------------------------------------------------
    3) SEC Use Only
                     -----------------------------------------------------------
--------------------------------------------------------------------------------
    4) Citizenship or Place of Organization           USA
                                            ------------------------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                    0
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power            546,189
Owned by Each              -----------------------------------------------------
Reporting Person           (7)  Sole Dispositive Power               0
With                       -----------------------------------------------------
                           (8)  Shared Dispositive Power       546,189
                           -----------------------------------------------------
--------------------------------------------------------------------------------
    9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                               546,189
--------------------------------------------------------------------------------
   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       (See Instructions)
--------------------------------------------------------------------------------
   11) Percent of Class Represented by Amount in Row 9            5.8%
--------------------------------------------------------------------------------
   12) Type of Reporting Person (See Instructions)                  IN
--------------------------------------------------------------------------------

CUSIP No.         111433108
--------------------------------------------------------------------------------
    1) Names of Reporting Person

       S.S. or I.R.S. Identification No. of Above Person

       The Tudor BVI Global Fund Ltd. (formerly known as Tudor BVI
       Futures, Ltd.)
       -------------------------------------------------------------------------
--------------------------------------------------------------------------------
    2) Check the Appropriate Box if a Member of a Group (See Instructions)
       (a)
            --------------------------------------------------------------------
       (b)    X
            --------------------------------------------------------------------
--------------------------------------------------------------------------------
    3) SEC Use Only
                     -----------------------------------------------------------
--------------------------------------------------------------------------------
    4) Citizenship or Place of Organization             Cayman Islands
                                            ------------------------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                    0
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power                  0
Owned by Each              -----------------------------------------------------
Reporting Person           (7)  Sole Dispositive Power               0
With                       -----------------------------------------------------
                           (8)  Shared Dispositive Power             0
                           -----------------------------------------------------
--------------------------------------------------------------------------------
    9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                     0
--------------------------------------------------------------------------------
   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       (See Instructions)
--------------------------------------------------------------------------------
   11) Percent of Class Represented by Amount in Row 9            0.0%
--------------------------------------------------------------------------------
   12) Type of Reporting Person (See Instructions)                  CO
--------------------------------------------------------------------------------

CUSIP No.         111433108
--------------------------------------------------------------------------------
    1) Names of Reporting Person

       S.S. or I.R.S. Identification No. of Above Person

       Tudor Proprietary Trading, L.L.C.
       -------------------------------------------------------------------------
       13-3720063
       -------------------------------------------------------------------------
--------------------------------------------------------------------------------
    2) Check the Appropriate Box if a Member of a Group (See Instructions)
       (a)
            --------------------------------------------------------------------
       (b)    X
            --------------------------------------------------------------------
--------------------------------------------------------------------------------
    3) SEC Use Only
                     -----------------------------------------------------------
--------------------------------------------------------------------------------
    4) Citizenship or Place of Organization           Delaware
                                            ------------------------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                    0
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power              43,400
Owned by Each              -----------------------------------------------------
Reporting Person           (7)  Sole Dispositive Power               0
With                       -----------------------------------------------------
                           (8)  Shared Dispositive Power         43,400
                           -----------------------------------------------------
--------------------------------------------------------------------------------
    9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                 43,400
--------------------------------------------------------------------------------
   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       (See Instructions)
--------------------------------------------------------------------------------
   11) Percent of Class Represented by Amount in Row 9            0.5%
--------------------------------------------------------------------------------
   12) Type of Reporting Person (See Instructions)                  OO
--------------------------------------------------------------------------------

CUSIP No.         111433108
--------------------------------------------------------------------------------
    1) Names of Reporting Person

       S.S. or I.R.S. Identification No. of Above Person

       The Altar Rock Fund L.P.
       -------------------------------------------------------------------------
       06-1558414
       -------------------------------------------------------------------------
--------------------------------------------------------------------------------
    2) Check the Appropriate Box if a Member of a Group (See Instructions)
       (a)
            --------------------------------------------------------------------
       (b)    X
            --------------------------------------------------------------------
--------------------------------------------------------------------------------
    3) SEC Use Only
                     -----------------------------------------------------------
--------------------------------------------------------------------------------
    4) Citizenship or Place of Organization           Delaware
                                            ------------------------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                    0
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power              3,048
Owned by Each              -----------------------------------------------------
Reporting Person           (7)  Sole Dispositive Power               0
With                       -----------------------------------------------------
                           (8)  Shared Dispositive Power         3,048
                           -----------------------------------------------------
--------------------------------------------------------------------------------
    9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                 3,048
--------------------------------------------------------------------------------
   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       (See Instructions)
--------------------------------------------------------------------------------
   11) Percent of Class Represented by Amount in Row 9            0.0%
--------------------------------------------------------------------------------
   12) Type of Reporting Person (See Instructions)                  PN
--------------------------------------------------------------------------------

CUSIP No.         111433108
--------------------------------------------------------------------------------
    1) Names of Reporting Person

       S.S. or I.R.S. Identification No. of Above Person

       The Raptor Global Portfolio Ltd.
       -------------------------------------------------------------------------
       98-0211544
       -------------------------------------------------------------------------
--------------------------------------------------------------------------------
    2) Check the Appropriate Box if a Member of a Group (See Instructions)
       (a)
            --------------------------------------------------------------------
       (b)    X
            --------------------------------------------------------------------
--------------------------------------------------------------------------------
    3) SEC Use Only
                     -----------------------------------------------------------
--------------------------------------------------------------------------------
    4) Citizenship or Place of Organization           Cayman Islands
                                            ------------------------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                   0
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power           499,741
Owned by Each              -----------------------------------------------------
Reporting Person           (7)  Sole Dispositive Power              0
With                       -----------------------------------------------------
                           (8)  Shared Dispositive Power      499,741
                           -----------------------------------------------------
--------------------------------------------------------------------------------
    9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                              499,741
--------------------------------------------------------------------------------
   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       (See Instructions)
--------------------------------------------------------------------------------
   11) Percent of Class Represented by Amount in Row 9            5.3%
--------------------------------------------------------------------------------
   12) Type of Reporting Person (See Instructions)                  CO
--------------------------------------------------------------------------------

CUSIP No.         111433108
--------------------------------------------------------------------------------
     1)      Names of Reporting Person
             S.S. or I.R.S. Identification No. of Above Person

                  The Tudor BVI Global Portfolio Ltd. (formerly known as The Upper Mill Capital Appreciation Fund Ltd.)
             -------------------------------------------------------------------
                  98-0223576
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
     2)      Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                ----------------------------------------------------------------
             (b)         X
                ----------------------------------------------------------------
--------------------------------------------------------------------------------
     3)      SEC Use Only
                         -------------------------------------------------------
--------------------------------------------------------------------------------
     4)      Citizenship or Place of Organization          Cayman Islands
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                     0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power                   0
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power              0
--------------------------------------------------------------------------------
     9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                    0
--------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
    11)      Percent of Class Represented by Amount in Row 9      0.0%
--------------------------------------------------------------------------------
    12)      Type of Reporting Person (See Instructions)          CO
--------------------------------------------------------------------------------

Item 1(a).   Name of Issuer:

             Elite Information Group, Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices:

             5100 West Goldleaf Circle
             Suite 100
             Los Angeles, CA 90056

Item 2(a).   Name of Person Filing:

             Tudor Investment Corporation ("TIC")
             Paul Tudor Jones, II
             The Tudor BVI Global Fund Ltd. (formerly known as Tudor BVI Futures, Ltd.) ("Tudor BVI")
             Tudor Proprietary Trading, L.L.C. ("TPT")
             The Altar Rock Fund L.P. ("Altar Rock")
             The Raptor Global Portfolio Ltd. ("Raptor Portfolio")
             The Tudor BVI Global Portfolio Ltd. (formerly known as The Upper Mill Capital Appreciation Fund Ltd.) ("BVI Portfolio")

Item 2(b).   Address of Principal Business Office or, if none, Residence:

             The principal business office of each of TIC, TPT and Altar Rock is:

                         1275 King Street
                         Greenwich, CT 06831

             The principal business office of Mr. Jones is:

                         c/o Tudor Investment Corporation
                         1275 King Street
                         Greenwich, CT 06831

             The principal business office of each of Tudor BVI, Raptor Portfolio and BVI Portfolio is:

                         c/o CITCO
                         Kaya Flamboyan 9
                         Curacao, Netherlands Antilles

Item 2(c).   Citizenship:

             TIC is a Delaware corporation
             Mr. Jones is a citizen of the United States
             Altar Rock is a Delaware limited partnership
             TPT is a Delaware limited liability company
             Tudor BVI, Raptor Portfolio and BVI Portfolio are companies organized under the laws of the Cayman Islands

Item 2(d).   Title of Class of Securities:

             Common Stock

Item 2(e).   CUSIP Number:
             111433108

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

             (a) [ ] Broker or Dealer registered under section 15 of the Act
             (b) [ ] Bank as defined in section 3(a)(6) of the Act
             (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
             (d) [ ] Investment Company registered under section 8 of the
                     Investment Company Act
             (e) [ ] Investment Adviser registered under section 203 of the
                     Investment Advisers Act of 1940
             (f) [ ] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment fund; see section 240.13d-1(b)(1)(ii)(F)
             (g) [ ] Parent Holding Company, in accordance with section
                     240.13d-1(b)(1)(ii)(G) (Note: See Item 7)
             (h) [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.      Ownership (As of December 31, 2000).

             (a) Amount Beneficially Owned: See Item 9 of cover pages

             (b) Percent of Class: See Item 11 of cover pages

             (c) Number of shares as to which such person has:

                 (i)    sole power to vote or to direct the vote
                        See Item 5 of cover pages
                        --------------------------------------------------------
                 (ii)   shared power to vote or to direct the vote
                        See Item 6 of cover pages
                        --------------------------------------------------------
                 (iii) sole power to dispose or to direct the disposition of See Item 7 of cover pages
                        --------------------------------------------------------
                 (iv) shared power to dispose or to direct the disposition of See Item 8 of cover pages
                        --------------------------------------------------------

                 The shares of Common Stock reported herein as beneficially owned are owned directly by TPT (43,400 shares), Altar Rock (3,048 shares) and Raptor Portfolio (499,741 shares). Because TIC is the sole general partner of Altar Rock and provides investment advisory services to Raptor Portfolio, Tudor BVI and BVI Portfolio, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TIC expressly disclaims such beneficial ownership. In addition, because Mr. Jones is the controlling shareholder of TIC and the indirect controlling equity holder of TPT, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Jones expressly disclaims such beneficial ownership.


Item 5.      Ownership of Five Percent or Less of a Class.

                 Not applicable

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

                 Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                 Not applicable

Item 8.      Identification and Classification of Members of the Group.

                 See cover pages

Item 9.      Notice of Dissolution of Group.

                 Not applicable

Item 10.     Certification.

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                           Dated: February 13, 2001

                           TUDOR INVESTMENT CORPORATION


                           By:      /s/ Stephen N. Waldman
                              -------------------------------------------------
                              Stephen N. Waldman
                              Vice President and Associate General Counsel


                                  /s/ Paul Tudor Jones, II
                           ----------------------------------------------------
                                  Paul Tudor Jones, II


                           THE TUDOR BVI GLOBAL FUND LTD.

                           By:  Tudor Investment Corporation,
                                Trading Advisor


                                By:     /s/ Stephen N. Waldman
                                   --------------------------------------------
                                   Stephen N. Waldman
                                   Vice President and Associate General Counsel

                           THE TUDOR BVI GLOBAL PORTFOLIO LTD.

                           By:  Tudor Investment Corporation,
                                Sub-Investment Manager


                                By:     /s/ Stephen N. Waldman
                                   --------------------------------------------
                                   Stephen N. Waldman
                                   Vice President and Associate General Counsel

                           TUDOR PROPRIETARY TRADING, L.L.C.


                           By:      /s/ Stephen N. Waldman
                              -------------------------------------------------
                              Stephen N. Waldman
                              Vice President and Associate General Counsel



                           THE ALTAR ROCK FUND L.P.

                           By:  Tudor Investment Corporation,
                                General Partner


                                By:        /s/ Stephen N. Waldman
                                   --------------------------------------------
                                   Stephen N. Waldman
                                   Vice President and Associate General Counsel


                           THE RAPTOR GLOBAL PORTFOLIO LTD.

                           By:  Tudor Investment Corporation,
                                Investment Advisor


                                By:        /s/ Stephen N. Waldman
                                   --------------------------------------------
                                   Stephen N. Waldman
                                   Vice President and Associate General Counsel